UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 5, 2012

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2012, AOL Inc., a Delaware corporation (“AOL” or the “Company”), announced that it had entered into a definitive agreement (the “Purchase Agreement”) to sell over 800 of the Company’s patents and their related patent applications (the “Patent Portfolio”) to Microsoft Corporation, a Washington corporation (“Microsoft”), and to grant Microsoft a non-exclusive license to its retained patent portfolio, for aggregate proceeds of $1.056 billion in cash. The transaction is structured as a purchase of all of the outstanding shares of a wholly-owned non-operating subsidiary of the Company and the direct acquisition of those patents in the portfolio not held by the subsidiary.

At the closing of the transaction, the Company and Microsoft will enter into an Intellectual Property Matters Agreement which provides for (i) a non-exclusive license to the Company for the use of all of the transferred patents in the Patent Portfolio and (ii) mutual releases with respect to claims arising from patents held by the other party prior to the closing. Additionally, the Company will grant Microsoft a non-exclusive license under all the patents retained by the Company after the closing and Microsoft will grant the Company certain defensive termination rights related to those retained patents.

The parties have made customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants not to take certain actions with respect to the Patent Portfolio and to transfer all assets and liabilities of the subsidiary, other than the patents that are part of the Patent Portfolio, to the Company. Both parties also agree to use reasonable best efforts to obtain third-party consents and approvals required to consummate the Purchase Agreement, including making Hart-Scott-Rodino Act filings within 15 business days of the date of the Agreement. The parties agree to cooperate and consult with each other in connection with obtaining all required regulatory approvals.

Consummation of the transaction is subject to certain conditions, including, among others, the expiration or termination of any applicable Hart-Scott-Rodino waiting period, the absence of any injunction, statute, rule, regulation, order or decree that prohibits or makes illegal the consummation of the sale, and the representations and warranties of the other party, without giving effect to any materiality qualifications therein, shall be true and correct in all material respects (unless made as of a specific date), except in the case of the Company where such failures to be true and correct have not had a material adverse effect. No shareholder vote is required to consummate the transaction.

The Purchase Agreement may be terminated by mutual written consent, by either party if a non-appealable statute, rule, regulation, order or decree prevents the transaction, by either party if all of the closing conditions of the other party have been satisfied but the other party fails to consummate the sale within two business days, or by either party if the closing shall not have occurred within six months of signing, provided that such date may be extended by either party by 180 days. If Microsoft elects to utilize the 180 day extension, a per day fee will apply. Microsoft would be required to pay the Company a termination fee of $211,200,000 if the transaction is terminated pursuant to its terms for any of the above reasons other than by mutual written consent, if the Company’s failure to perform a covenant is the cause of the termination or if the conditions to the agreement are met and the Company fails to close the transactions within two business days.

The above description of the Purchase Agreement and the Intellectual Property Matters Agreements have been included to provide investors and security holders with information regarding the terms of the Purchase Agreement and the Intellectual Property Matters Agreement. They are not intended to provide any other factual information about the Company, Microsoft, or their respective subsidiaries and affiliates. Therefore, investors and security holders should not treat them as categorical statements of fact.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ Arthur Minson
Name:	Arthur Minson
Title:	Executive Vice President and Chief Financial Officer

Date: April 9, 2012